UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 28, 2006

NCR CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 S. Patterson Blvd.

Dayton, Ohio 45479

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Retirement Benefits and Consulting Agreement with Mr. Gagliardi

NCR Corporation (“NCR”) and Gerald Gagliardi, NCR’s former Senior Vice President, Worldwide Customer Services, entered into a letter agreement (the “Gagliardi Agreement”) on February 28, 2006 regarding the terms of Mr. Gagliardi’s retirement from NCR on April 1, 2006 and his engagement as a consultant to NCR during the period from his retirement date until December 31, 2006. The following summary of the terms of the Gagliardi Agreement is qualified in its entirety by the full text of the Gagliardi Agreement, a copy of which is attached hereto as Exhibit 10.1 and is hereby incorporated by reference in this Item 1.01.

Under the terms of the Gagliardi Agreement, Mr. Gagliardi is, as of March 1, 2006, no longer the Senior Vice President, Worldwide Customer Services of NCR; however, he will continue to be employed by NCR through March 31, 2006 as he assists with the transition to his successor, and he will continue to receive his base salary during such time. All outstanding stock options held by Mr. Gagliardi will vest in full as of his retirement date, and any unvested restricted stock awards held by Mr. Gagliardi as of his retirement date will be forfeited. In addition, his participation in NCR’s annual incentive plan will terminate as of his retirement date, except that Mr. Gagliardi will be eligible to receive a pro-rated portion of the amount, if any, payable based upon his employment up to his retirement date, if and when annual incentive awards are paid to NCR executive officers.

From his retirement date through December 31, 2006, Mr. Gagliardi will provide additional transition-related services to NCR as a consultant, for which he will receive a monthly fee of $17,920 and payment of his COBRA premiums for NCR health care coverage. The consulting arrangement may be terminated by NCR or Mr. Gagliardi at any time upon thirty days written notice. Mr. Gagliardi will also be eligible for an incentive opportunity equal to sixty percent (60%) of the income he earns from NCR while a consultant, based upon the achievement of certain business performance metrics set forth in the Gagliardi Agreement. Mr. Gagliardi will also be eligible to receive retirement benefits under the NCR Pension Plan and The Retirement Plan for Officers of NCR.

Retirement Benefits and Consulting Agreement with Mr. Taylor

NCR and Keith Taylor, NCR’s former Senior Vice President, Financial Solutions Division, entered into a letter agreement (the “Taylor Agreement”) on February 28, 2006 regarding the terms of Mr. Taylor’s retirement from NCR on April 1, 2006 and his engagement as a consultant to NCR during the period from his retirement date until June 30, 2006. The following summary of the terms of the Taylor Agreement is qualified in its entirety by the full text of the Taylor Agreement, a copy of which is attached hereto as Exhibit 10.2 and is hereby incorporated by reference into this Item 1.01.

Under the terms of the Taylor Agreement, Mr. Taylor is, as of March 1, 2006, no longer the Senior Vice President, Financial Solutions Division; however, he will continue to be employed by NCR through March 31, 2006 as he assists with the transition to his successor, and he will receive his base salary during such time. All outstanding stock options held by Mr. Taylor will vest in full as of his retirement date, and any unvested restricted stock awards held by Mr. Taylor as of his retirement date will be forfeited. In addition, his participation in NCR’s annual incentive plan will terminate as of his retirement date, except that Mr. Taylor will be eligible to receive a pro-rated portion of the amount, if any, payable based upon his employment up to his retirement date, if and when annual incentive awards are paid to NCR executive officers.

From his retirement date through June 30, 2006, Mr. Taylor will provide additional transition-related services to NCR as a consultant, for which he will receive a monthly fee of $14,790. The consulting arrangement may be terminated by NCR or Mr. Taylor at any time upon thirty days written notice. Mr. Taylor will be eligible to receive retirement benefits under the NCR Pension Plan and The Retirement Plan for Officers of NCR.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits:

The following exhibits are filed with this current report on Form 8-K:

Exhibit No.	Description of Exhibit
10.1	Letter Agreement with Gerald Gagliardi dated February 28, 2006

10.2	Letter Agreement with Keith Taylor dated February 28, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCR CORPORATION

Date: March 6, 2006	By:	/s/ Nelson F. Greene
Nelson F. Greene
Assistant Secretary